Exhibit 99.1

TRIBUNE ANNUAL MEETING HELD IN CHICAGO
Shareholders Re-elect Three Directors; Sam Zell Joins Board
Tribune Management and Values Awards Presented

CHICAGO, May 9, 2007—Tribune Company (NYSE:TRB) held its annual meeting in Chicago today. Shareholders re-elected Tribune board members Jeffrey Chandler, William Osborn and Miles White to three-year terms and ratified the choice of PricewaterhouseCoopers as the company's independent accountants for 2007.

A shareholder proposal recommending the annual election of board members received a majority of the shares voted; the proposal was advisory and will now be considered by the board.

Tribune's independent directors were recognized for their contributions during the last six months when they served on the special committee that evaluated strategic alternatives for the company. "Our independent directors did an outstanding job," said Dennis FitzSimons, Tribune chairman, president and chief executive officer. "The committee's work was rigorous, thorough and enormously time-consuming. We offer these directors special thanks for their efforts."

The review process concluded April 2 when Tribune announced a transaction that will take the company private through an Employee Stock Ownership Plan and an investment in Tribune by Sam Zell, who was elected to the Tribune board at its regular meeting held earlier today.

The first stage of the ESOP/Zell transaction includes the stock tender offer launched April 25 to purchase up to 126 million common shares for $34 per share in cash. The tender offer expires on May 24, unless extended.

"The outcome for Tribune shareholders—$34 per share in cash—is a significant premium over where the stock was trading in mid-March, just prior to the announcement," FitzSimons said. Shareholders will vote on the ESOP/Zell transaction during the third quarter, and it is expected to close in the fourth quarter, following regulatory approval.

As always, a portion of the annual meeting was devoted to outstanding employee performances. Tribune's 2007 Pulitzer Prize winners from the Los Angeles Times and Newsday were recognized, followed by the presentation of the annual Tribune Management and Values Awards, the company's highest honors.

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  The Tribune Management Award went to Larry Delia, vice president/general manager of WGNO/WNOL-TV in New Orleans, for his extraordinary leadership following the devastation caused by Hurricane Katrina.

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  The Tribune Values Award went to the Chicago magazine team of Dick Babcock, editor; Randy Hano, publisher; and Rich Gamble, director of finance and operations, for creating a nationwide leader in the city/regional magazine category through sales innovation, editorial excellence and financial discipline.

Finally, in other business conducted by the board, Jack Rodden was elected assistant treasurer. Rodden joined Tribune in 2000 and most recently served as director/treasury and risk management. In that role, he was responsible for Tribune's day-to-day cash operations, debt issuance, and all cash, debt and interest forecasting.

A replay of today's annual meeting webcast will be available at www.tribune.com.

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TRIBUNE (NYSE:TRB) is one of the country's top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation's top three markets. In publishing, Tribune's leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company's broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune's print and broadcast properties and extend the company's nationwide audience.

Media Contact: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	Investor Contact: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com